Exhibit 10.3

Butterfly Network, Inc.

EXECUTIVE SEVERANCE PLAN

PLAN DOCUMENT AND SUMMARY PLAN DESCRIPTION

Effective as of May 3, 2021, Amended November 10, 2021

1.Establishment of Plan. Butterfly Network, Inc. (the “Company”), hereby establishes an unfunded severance benefits plan (this “Plan”) that is intended to be a welfare benefit plan within the meaning of Section 3(1) of ERISA.  This Plan is in effect for Participants who experience certain terminations of employment occurring after the Effective Date and before the termination of this Plan.  This Plan supersedes any and all (i) severance plans and separation policies applying to Participants that may have been in effect before the Effective Date with respect to any termination that would, under the terms of this Plan, constitute a termination by the Company without Cause or by Participant for Good Reason, and (ii) the provisions of any agreements between any Participant and the Company that provide for severance payments and benefits.

2.Purpose.  The purpose of this Plan is to establish the conditions under which Participants will receive the severance payments and benefits described herein if their employment with the Company (or its successor in a Change in Control (as defined below)) terminates under the circumstances specified herein.  The severance payments and benefits paid under this Plan are intended to assist employees in making a transition to new employment and are not intended to be a reward for prior service with the Company.

3.Definitions.  For purposes of this Plan:

(a)“Base Salary” shall mean, for any Participant, such Participant’s base salary as in effect immediately before a Participant’s termination of employment (or immediately prior to the effective date of a Change in Control, if greater) and exclusive of any bonuses, “adders,” any other form of premium pay, or other forms of compensation.

(b)“Board” shall mean the Board of Directors of the Company.
(c)“Cause” shall mean Participant’s: (i) willful misconduct or gross negligence in the performance of Participant’s duties; (ii) refusal to follow the lawful directions of the Chief Executive Officer (in the case of the Executive Officers), or the Company employee to whom the Participant reports (in the case of other Eligible Employees); (iii) breach of a fiduciary duty owed to the Company; (iv) fraud, embezzlement or other material dishonesty with respect to the Company; (v) violation of applicable federal, state or local law or regulation governing the Company’s business; (vi) commission, conviction, plea of nolo contendere, guilty plea, or confession to a crime based upon an act of fraud, embezzlement or dishonesty or to a felony; (vii) habitual abuse of alcohol or any controlled substance or reporting to work under the influence of alcohol or any controlled substance (other than a controlled substance that Participant is properly taking under a current prescription); (viii) misappropriation (or attempted misappropriation) by Participant any material assets or business opportunities of the Company or any of its subsidiaries or affiliates; (ix) a material failure to comply with the Company’s written policies or rules, as they may be in effect from time to time during Participant’s employment, including policies and rules prohibiting discrimination or harassment; or (x) a material breach of Participant’s employment agreement or offer letter, the Non-Competition, Confidentiality and Intellectual Property Agreement or any other written agreement between the Company or one of its subsidiaries and Participant, provided that Participant will have 30 days after notice from the Chief Executive Officer to cure a failure or a breach under (ii), (ix) or (x), if curable.
(d)“Change in Control” shall mean the occurrence of any of the following events:

(i) any person or group of persons (other than the Company or its affiliates) becomes the owner, directly or indirectly, of securities of the Company representing more than 50% of (A) the combined voting power of the Company’s then outstanding voting securities (the “Outstanding Company Voting Securities”) or (B) the fair market value of the Company’s then outstanding voting securities (but excluding any bona fide financing event in which securities are acquired directly from the Company); or

(ii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation (A) that results in the Outstanding Company Voting Securities immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the Outstanding Company Voting Securities (or such surviving entity or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof) outstanding immediately after such merger or consolidation, or (B) immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the Board of the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof; or

(iii) the sale or disposition by the Company of all or substantially all of the Company’s assets, other than (A) a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned directly or indirectly by stockholders of the Company following the completion of such transaction in substantially the same proportions as their ownership of the Company immediately prior to such sale or (B) a sale or disposition of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or, if such entity is a subsidiary, the ultimate parent thereof;

(iv) provided that with respect to Sections (i), (ii) and (iii) above, a transaction or series of integrated transactions will not be deemed a Change in Control (A) unless the transaction qualifies as a change in control within the meaning of Section 409A of the Code, or (B) if following the conclusion of the transaction or series of integrated transactions, the holders of the Company’s Class B Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate voting power in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

(e)“Change in Control Period” means the twelve (12) month period beginning on the date of a Change in Control.

(f) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act.

(g)“Code” shall mean the Internal Revenue Code of 1986, as amended.

(h)“Company” shall mean Butterfly Network, Inc. or, following a Change in Control, any successor thereto.

(i)“Effective Date” shall mean May 3, 2021.

(j)“Eligible Employee” shall mean:  (i) all executive officers reporting directly to the Chief Executive Officer (“Executive Officers”) and (ii) all other executives reporting directly to the Chief Executive Officer having the title of Senior Vice President or Executive Vice President.  The individuals serving as Chief Operating Officer, Chief Financial Officer, and the Chief Business Development Officer and Strategy Officer as of the Effective Date of this Plan shall not be deemed Eligible Employees, but any Chief Operating Officer, Chief Financial Officer, or Chief Business Development Officer and Strategy Officer engaged by the Company subsequent to the Effective Date of this Plan shall be deemed Eligible Employees for purposes of this Plan.

(k)“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(l)“Executive Officers” shall have the meaning set forth in Section 3(j).
(m)“Good Reason” shall mean the occurrence of any of the following events without Participant’s consent: (i) a material reduction of Participant’s Base Salary as in effect immediately prior to the reduction; or (ii) a material reduction in Participant’s authority, duties or responsibilities; provided that, within 30 days of the first occurrence of the event that Participant believes constitutes Good Reason, Participant notifies the Company in a writing of the event, the Company fails to correct the act or omission within 30 days after receiving Participant’s written notice and Participant actually terminates his or her employment within 60 days after the date the Company receives Participant’s notice.
(n)“Participant” shall mean the Eligible Employees employed by the Company from time to time.

(o)“Plan Administrator” shall have the meaning set forth in Section 14 hereof.

4.Severance Not in Connection with a Change in Control. If the Company terminates Participant’s employment without Cause or Participant resigns Participant’s employment with Good Reason at any time other than during a Change in Control Period, subject to the provisions of Section 6 and 7, Participant shall be eligible to receive the following payments and benefits (collectively, the “Severance Package”):

(a)Participant shall be entitled to receive an amount equal to the product of (the “Normal Severance”): (i) the Normal Multiplier, as determined under Exhibit A based on Participant’s tile or role with the Company; and (ii) the Participant’s then-current Base Salary.  The Normal Severance shall be payable in the form of salary continuation in accordance with the Company’s regular payroll schedule over the Severance Period, commencing on such date determined in accordance with Section 6.  The “Severance Period” will equal the period of months equal to the product of (A) Participant’s Normal Multiplier and (B) 12.

(b)Participant shall be entitled to continue participating in the Company’s health benefits for the Severance Period (the “Severance Benefits”), as follows: (i) such continued benefits shall be subject to Participant’s timely election of continuation coverage under COBRA; (ii) the Company will pay the company contribution and Participant shall be required to pay the employee contribution; (iii) Participant’s right to receive further Severance Benefits shall terminate if and when Participant secures alternative health benefits from a new employer, of which Participant shall promptly notify the Company, or if and when Participant otherwise becomes ineligible for further coverage under COBRA; and (iv) the Company shall be required to provide the Severance Benefits only to the extent that the Company continues offering an employee health benefits plan and to extent that the Company is not required to provide and pay for such post-termination coverage to other employees to avoid a violation of applicable nondiscrimination requirements.

(c)The payments and benefits described in this Section 4 shall be in lieu of any other benefits or payments under any severance or similar plan, policy or arrangement of the Company.

5.Severance in Connection with a Change in Control. If during the Change in Control Period, the Company terminates Participant’s employment without Cause or Participant resigns Participant’s employment with Good Reason, subject to the provisions of Section 6 and 7, Participant shall be eligible to receive the following payments and benefits (collectively, the “CIC Severance Package”):

(a)Participant shall be entitled to receive an amount equal to the product of (the “CIC Severance”): (A) the CIC Multiplier, as determined under Exhibit A based on Participant’s title or role with the Company; and (B) the sum of Participant’s then-current Base Salary and then-current target annual bonus opportunity.  The CIC Severance shall be payable in a single lump sum, on such date determined accordance with Section 6.

(b)Participant shall be entitled to continue participating in the Company’s health benefits for the CIC Severance Period (the “CIC Severance Benefits”), as follows: (i) such continued benefits shall be subject to Participant’s timely election of continuation coverage under COBRA; (ii) the Company will pay the company contribution and Participant shall be required to pay the employee contribution; (iii) Participant’s right to receive further CIC Severance Benefits shall terminate if and when Participant secures alternative health benefits from a new employer, of which Participant shall promptly notify the Company, or if and when Participant otherwise becomes ineligible for further coverage under COBRA; and (iv) the Company shall be required to provide the CIC Severance Benefits only to the extent that the Company continues offering an employee health benefits plan and to extent that the Company is not required to provide and pay for such post-termination coverage to other employees to avoid a violation of applicable nondiscrimination requirements. The “CIC Severance Period” will equal the period of months equal to the product of (A) Participant’s CIC Multiplier and (B) 12.

(c)Any outstanding unvested equity awards held by Participant under the Company’s then-current outstanding equity incentive plan(s) will become fully vested as of the date the termination of Participant’s employment becomes effective.

(d)The payments and benefits described in this Section 5 shall be in lieu of any other benefits or payments under any severance or similar plan, policy or arrangement of the Company, and shall be in lieu of any benefits set forth in Section 4 of this Agreement.

6.Release. A Participant’s rights to the Severance Package or the CIC Severance Package, as applicable, is conditioned upon Participant executing and not revoking a valid separation and general release agreement  in the form of Exhibit B attached hereto with such changes as may be deemed appropriate by the Plan Administrator (the “Release”), and provided such release becomes effective and irrevocable within 60 days following termination or such shorter time period set forth therein, releasing the Company, its subsidiaries, other affiliates and shareholders from any and all liability. Any payments or benefits due for the period after termination and before the Release becomes effective shall be paid with the first payment after the Release becomes effective. Notwithstanding any other provision herein, if the period during which Participant has discretion to execute or revoke the Release straddles two calendar years, the Company shall make payments conditioned on the Release no earlier than January 1st of the second calendar year, regardless of which year the Release becomes effective.

7.Restrictive Covenants. A Participant’s rights to the Severance Package or the CIC Severance Package, as applicable, is conditioned on Participant’s compliance with Participant’s obligations under, as applicable: (a) Participant’s Non-Disclosure, Non-Solicitation and Assignment Agreement; and (b) any other applicable confidentiality, invention, work product, non-disparagement, non-competition, non-solicitation, non-interference, and/or other restrictive covenant obligations contained in any written agreement between the Participant and the Company. In the event that Participant fails to comply with any of these obligations, the Participant’s right to receive any additional Severance Package or CIC Severance Package payments or benefits shall cease immediately and Participant shall promptly refund any such payments or benefits previously paid by the Company. The Company’s rights under this Section 7 shall be full recourse. The Company shall have the right to offset Participant’s obligations under this Section 7 against any amounts otherwise owed to Participant from the Company or its affiliates.

8.Accrued Obligations. Notwithstanding anything to the contrary contained herein, a Participant shall be entitled to all Accrued Obligations as of his or her termination of employment, regardless of whether he or she is eligible for severance payments or benefits under this Plan. “Accrued Obligations” shall mean, for any Participant: (i) the portion of such Participant’s Base Salary that has accrued prior to any termination of such Participant’s employment with the Company and has not yet been paid; (ii) the portion of such Participant’s prior-year annual bonus that has been earned prior to any termination of such Participant’s employment with the Company and has not yet been paid; (iii) the amount of any expenses properly incurred by such Participant on behalf of the Company in accordance with Company policy prior to any such termination and not yet reimbursed; and (iv) the amount of such Participant’s vacation time that has accrued prior to any such termination that has not yet been used.  A Participant’s entitlement to any other compensation or benefit under any plan of Company shall be governed by and determined in accordance with the terms of such plans, except as otherwise specified in this Plan.

9.Non-Duplication of Benefits.  Nothing in this Plan will entitle any Participant to receive duplicate benefits in connection with any voluntary or involuntary termination of employment. A Participant’s right to receive any payments under this Plan will be expressly conditioned upon such Participant not receiving severance payments or benefits under any other agreement, program or arrangement.

10.Death.  If a Participant dies after the date Participant commences receiving benefits and payments under the Severance Package or the CIC Severance Package, as applicable, but before all such payments or benefits have been paid or provided, payments will be made to any beneficiary designated by Participant prior to or in connection with such Participant’s termination or, if no such beneficiary has been designated, to Participant’s estate.

11.Withholding. The Company may withhold from any payment or benefit under this Plan: (a) any federal, state, or local income or payroll taxes required by law to be withheld with respect to such payment; (b) such sum as the Company may reasonably estimate is necessary to cover any taxes for which the Company may be liable and which may be assessed with regard to such payment; and (c) such other amounts as appropriately may be withheld under the Company’s payroll policies and procedures from time to time in effect.

12.Section 409A. It is expected that the payments and benefits provided under this Plan will be exempt from the application of Section 409A of the Code, and the guidance issued thereunder (“Section 409A”).  This Plan shall be interpreted consistent with this intent to the maximum extent permitted and generally, with the provisions of Section 409A.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits upon or following a termination of employment (which amounts or benefits constitute nonqualified deferred compensation within the meaning of Section 409A) unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service”.  Neither Participant nor the Company shall have the right to accelerate or defer the delivery of any payment or benefit except to the extent specifically permitted or required by Section 409A. Notwithstanding the foregoing, to the extent the severance payments or benefits under this Plan are subject to Section 409A, the following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to Participants under this Plan:

(a)Each installment of the payments and benefits provided under this Plan will be treated as a separate “payment” for purposes of Section 409A.  Whenever a payment under this Plan specifies a payment period with reference to a number of days (e.g., “payment shall be made within 10 days following the date of termination”), the actual date of payment within the specified period shall be in the Company’s sole discretion.  Notwithstanding any other provision of this Plan to the contrary, in no event shall any payment under this Plan that constitutes “non-qualified deferred compensation” for purposes of Section 409A be subject to transfer, offset, counterclaim or recoupment by any other amount unless otherwise permitted by Section 409A.

(b)Notwithstanding any other payment provision herein to the contrary, if the Company or appropriately-related affiliates is publicly-traded and a Participant is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B) with respect to such entity, then each of the following shall apply:

(i)With regard to any payment that is considered “non-qualified deferred compensation” under Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the day following the expiration of the six month period measured from the date of such “separation from service” of Participant, and (B) the date of Participant’s death (the “Delay Period”) to the extent required under Section 409A.  Upon the expiration of the Delay Period, all payments delayed pursuant to this provision (whether otherwise payable in a single sum or in installments in the absence of such delay) shall be paid to or for Participant in a lump sum, and all remaining payments due under this Plan shall be paid or provided for in accordance with the normal payment dates specified herein; and

(ii)To the extent that any benefits to be provided during the Delay Period are considered “non-qualified deferred compensation” under Section 409A payable on account of a “separation from service,” and such benefits are not otherwise exempt from Section 409A, Participant shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse Participant, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to Participant, the Company’s share of the cost of such benefits upon expiration of the Delay Period.  Any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified in this Plan.

(c)The Company makes no representations or warranties and shall have no liability to any Participant or any other person, other than with respect to payments made by the Company in violation of the provisions of this Plan, if any provisions of or payments under this Plan are determined to constitute deferred compensation subject to Section 409A of the Code but not to satisfy the conditions of that section.

13.Modified 280G Cutback.

(a)To the extent that any payment, benefit or distribution of any type to or for a Participant’s benefit by the Company or any of its affiliates, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Plan or otherwise (including, without limitation, any accelerated vesting of stock options or other equity-based awards) (collectively, the “Total Payments”) would be subject to the excise tax imposed under Section 4999 of the Code, then the Total Payments shall be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Total Payments to be subject to the excise tax imposed by Section 4999 of the Code, but only if the Total Payments so reduced result in Participant receiving a net after tax amount that exceeds the net after tax amount Participant would receive if the Total Payments were not reduced and were instead subject to the excise tax imposed on excess parachute payments by Section 4999 of the Code.  Unless Participant shall have given prior written notice to the Company to effectuate a reduction in the Total Payments if such a reduction is required, any such notice consistent with the requirements of Section 409A to avoid the imputation of any tax, penalty or interest thereunder, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating any cash severance benefits (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of stock options or similar awards, then by reducing or eliminating any accelerated vesting of restricted stock or similar awards, then by reducing or eliminating any other remaining Total Payments.  The preceding provisions of this Section shall take precedence over the provisions of any other plan, arrangement or agreement governing Participant’s rights and entitlements to any benefits or compensation.

(b)If the Total Payments to a Participant are reduced in accordance with Section 14(a), as a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial reduction under Section 14(a), it is possible that Total Payments to a Participant which will not have been made by the Company should have been made (“Underpayment”) or that Total Payments to a Participant which were made should not have been made (“Overpayment”).  If an Underpayment has occurred, the amount of any such Underpayment shall be promptly paid by the Company to or for the benefit of such Participant.  In the event of an Overpayment, then Participant shall promptly repay to the Company the amount of any such Overpayment together with interest on such amount (at the same rate as is applied to determine the present value of payments under Section 280G of the Code or any successor thereto), from the date the reimbursable payment was received by such Participant to the date the same is repaid to the Company

14.Plan Administration.

(a)Plan Administrator.  The Plan Administrator shall be the Board or a committee thereof designated by the Board (the “Committee”); provided, however, that the Board or such Committee (as constituted prior to the closing of a Change in Control) may in its sole discretion appoint a new Plan Administrator to administer this Plan following a Change in Control, which such Plan Administrator shall not be removed or modified following a Change in Control other than at its own initiative. If such Plan Administrator designated by the Board or Committee prior to a Change in Control ceases to serve as Plan Administrator at any point after a Change in Control but prior to the later to occur of the first (1st) anniversary of the Change in Control or the final payment of benefits under this Plan to any Participant, then until the later to occur of the first (1st) anniversary of the Change in Control or the final payment of benefits under this Plan to any Participant, any such successor Plan Administrator appointed by the Board or the Committee shall be a qualified independent third party, such as a retired judge selected by the head of the American Arbitration Association in Manhattan, an independent compensation consultant or a law firm.  The Plan Administrator shall also serve as the Named Fiduciary of this Plan under ERISA.  The Plan Administrator shall be the “administrator” within the meaning of Section 3(16) of ERISA and shall have all the responsibilities and duties contained therein. Notwithstanding any provision of this Plan to the contrary, any employee(s) appointed to serve as Plan Administrator (whether individually or as members of a committee) shall serve as such only for so long as he or she is an employee of the Company and shall be deemed to resign his or her position effective as of his or her termination of employment (whether voluntary or involuntary). The Plan Administrator can be contacted at the following address:

Butterfly Network, Inc.

530 Old Whitfield Street

Guilford, CT 06437

Attention:  Chief Human Resources Officer

Phone: (203) 689-5650

(b)Decisions, Powers and Duties.  The general administration of this Plan and the responsibility for carrying out its provisions shall be vested in the Plan Administrator.  The Plan Administrator shall have such powers and authority as are necessary to discharge such duties and responsibilities which also include, but are not limited to, interpretation and construction of this Plan, the determination of all questions of fact, including, without limit, eligibility, participation and benefits, the resolution of any ambiguities and all other related or incidental matters, and such duties and powers of the plan administration which are not assumed from time to time by any other appropriate entity, individual or institution.  The Plan Administrator may determine from time to time, in its discretion, whether an employee of the Company who is not an Eligible Employee shall become a Participant in this Plan, provided the Plan Administrator delivers written notice to such employee that the employee will be a Participant in the Plan.  The Plan Administrator may adopt rules and regulations of uniform applicability in its interpretation and implementation of this Plan.  The Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

(c)The Plan Administrator shall discharge its duties and responsibilities and exercise its powers and authority in its sole discretion and in accordance with the terms of the controlling legal documents and applicable law, and its actions and decisions that are not arbitrary and capricious shall be binding on any employee, and employee’s spouse or other dependent or beneficiary and any other interested parties whether or not in being or under a disability.  The Plan Administrator is empowered, on behalf of this Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under this Plan.  The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under this Plan.  Such persons shall exercise no discretionary authority or discretionary control respecting the management of this Plan.

(d)The Company shall promptly reimburse the Plan Administrator or the Committee for any expenses incurred in good faith in the course of carrying out its obligations under this Plan, including, but not limited to, attorney’s fees, claims, fines, judgments, taxes, causes of action or liability and amounts paid in settlement, actually and reasonably incurred by such Committee or Plan Administrator, unless such expense, claim, fine, judgment, taxes, cause of action, liability or amount arose from his or her negligence, fraud or willful breach of his or her fiduciary responsibilities under ERISA.

15.Claims, Inquiries and Appeals.

(a)Applications for Benefits and Inquiries.  Any application for benefits under or inquiries about this Plan or inquiries about present or future rights under this Plan must be submitted to the Plan Administrator in writing, as follows:

Plan Administrator

Butterfly Network, Inc.

530 Old Whitfield Street

Guilford, CT 06437

(b)Denial of Claims.  In the event that any application for benefits is denied in whole or in part, the Plan Administrator must notify the applicant, in writing, of the denial of the application, and of the applicant’s right to review the denial.  The written notice of denial will be set forth in a manner designed to be understood by the applicant, and will include specific reasons for the denial, specific references to this Plan provision upon which the denial is based, a description of any information or material that the Plan Administrator needs to complete the review and an explanation of this Plan’s review procedure. This written notice will be given to the applicant within 15 days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional 15 days for processing the application.  If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial 15-day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render his or her decision on the application.  If written notice of denial of the application for benefits is not furnished within the specified time, the application shall be deemed to be denied.  The applicant will then be permitted to appeal the denial in accordance with the review procedure described below.

(c)Request for a Review.  Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within 30 days after the application is denied (or deemed denied).  The Plan Administrator will give the applicant (or his or her representative) an opportunity to review pertinent documents in preparing a request for a review and submit written comments, documents, records and other information relating to the claim.  A request for a review shall be in writing and shall be addressed to:

Plan Administrator

Butterfly Network, Inc.

530 Old Whitfield Street

Guilford, CT 06437

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent.  The Plan Administrator may require the applicant to submit additional facts, documents or other material as he or she may find necessary or appropriate in making his or her review.

(d)Decision on Review.  The Plan Administrator will act on each request for review within 15 days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional 15 days), for processing the request for a review.  If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial 15-day period.  The Plan Administrator will give prompt, written notice of his or her decision to the applicant.  In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by the applicant, the specific Plan provisions upon which the decision is based.

(e)Rules and Procedures.  The Plan Administrator may establish rules and procedures, consistent with this Plan and with ERISA, as necessary and appropriate in carrying out his or her responsibilities in reviewing benefit claims.  The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant’s own expense.

(f)Exhaustion of Remedies.  No legal action for benefits under this Plan may be brought until the claimant (i) has submitted a written application for benefits in accordance with the procedures described by Section 15(a) above, (ii) has been notified by the Plan Administrator that the application is denied (or the application is deemed denied due to the Plan Administrator’s failure to act on it within the established time period), (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 15(c) above and (iv) has been notified in writing that the Plan Administrator has denied the appeal (or the appeal is deemed to be denied due to the Plan Administrator’s failure to take any action on the claim within the time prescribed by Section 15(d) above).

16.Indemnification.  To the extent permitted by law, the Plan Administrator and all employees, officers, directors, agents and representatives of the Company shall be indemnified by the Company and held harmless against any claims and all associated expenses of defending against such claims, resulting from any action or conduct relating to the administration of this Plan, whether as a member of the Committee or otherwise, except to the extent that such claims arise from gross negligence, willful neglect, or willful misconduct.  The Company shall advance all expenses for which a party is indemnified under this Section 17 to such indemnified party or shall arrange for direct payment of any such expenses by the Company.

17.Plan Not an Employment Contract. This Plan is not a contract between the Company and any employee, nor is it a condition of employment of any employee.  Nothing contained in this Plan gives, or is intended to give, any employee the right to be retained in the service of the Company, or to interfere with the right of the Company to discharge or terminate the employment of any employee at any time and for any reason.  No employee shall have the right or claim to benefits beyond those expressly provided in this Plan, if any.  All rights and claims are limited as set forth in this Plan.

18.Severability.  In case any one or more of the provisions of this Plan (or part thereof) shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions hereof, and this Plan shall be construed as if such invalid, illegal or unenforceable provisions (or part thereof) never had been contained herein.

19.Non Assignability. No right or interest of any Participant in this Plan shall be assignable or transferable in whole or in part either directly or by operation of law or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge or bankruptcy.

20.Integration With Other Pay or Benefits Requirements.  The severance payments and benefits provided for in this Plan are the maximum benefits that the Company will pay to Participants on a termination of employment, except to the extent otherwise required by applicable law.  To the extent that any federal, state or local law, including, without limitation, so called “plant closing” laws, requires the Company to give advance notice or make a payment of any kind to an employee because of that employee’s involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, or similar event, the benefits provided under this Plan or the other arrangement shall either be reduced or eliminated to avoid any duplication of payment.  The Company intends for the benefits provided under this Plan to partially or fully satisfy any and all statutory obligations that may arise out of an employee’s involuntary termination for the foregoing reasons and the Company shall so construe and implement the terms of this Plan.

21.Amendment or Termination. The Board may amend, modify, or terminate this Plan at any time in its sole discretion; provided, however, that: (a) no such amendment, modification or termination may adversely affect the rights of a Participant employed by the Company as of the Effective Date without the consent of such person; (b) any such amendment, modification or termination made prior to a Change in Control that adversely affects the rights of any Participant shall be approved by the Company’s Board of Directors; (c) no such amendment, modification or termination may adversely affect the rights of a Participant then receiving payments or benefits under this Plan without the consent of such person; and (d) no such amendment, modification or termination made after a Change in Control shall be effective until after the later to occur of the first (1st) anniversary of the Change in Control or the final payment of benefits under this Plan to any Participant.  The Board intends to review this Plan at least annually.

22.Source of Benefit.  The Company will pay benefits under the Plan from its general assets to the extent available.  The benefits is not funded through a trust fund or insurance contracts.  No employee shall have any right to, or interest in, any assets of the Company upon termination of employment or otherwise.

23.Statement of ERISA Rights.  Participants are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  ERISA provides that Participants are entitled to the following rights:

(a)Receive Information About the Plan and Benefits.  A Participant may examine, without charge, at the Plan Administrator’s office all documents governing the Plan and, if applicable, a copy of the latest annual report (Form 5500) filed with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.  A Participant may also obtain copies of these documents upon written request to the Plan Administrator.  There may be a reasonable charge for the cost of copying.  A Participant is also entitled to receive a summary of the Plan’s annual financial report.  The Plan Administrator is required by law to furnish each Participant with a copy of this summary annual report.
(b)Prudent Actions by Plan Fiduciaries.  In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan.  The people who operate the Plan, called “fiduciaries,” have a duty to do so prudently and in the interest of the Plan’s Participants and their beneficiaries.  No one, including the Company, may fire you or otherwise discriminate against a Participant in any way to prevent the Participant from obtaining a welfare benefit or exercising the Participant’s rights under ERISA.
(c)Enforce Participant Rights.  If a Participant’ claim for a welfare benefit is denied or ignored, in whole or in part, the Participant has the right to know the reason and to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain timeframes as set forth in this Plan.  Under ERISA, there are steps a Participant can take to enforce the above rights.  For instance, if a Participant requests a copy of Plan documents, or the latest annual report from the Plan and the Participant does not receive them within 30 days, the Participant may file suit in a federal court.  In such a case, the court may require the Plan Administrator to provide the materials to the Participant and pay the Participant up to $110 per day until the Participant receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.  If the Participant has a claim for benefits that is denied or ignored, in whole or in part, the Participant may file suit in federal or state court, provided the Participant has exhausted the Plan’s administrative remedies (i.e. claims procedures).  If it should happen that the Plan fiduciaries misuse the Plan’s money, or if a Participant is discriminated against for asserting the Participant’s rights under this Plan or under ERISA, the Participant may seek assistance from the U.S. Department of Labor, or may file suit in federal court.  The court will decide who should pay court costs and legal fees.  If a Participant is successful, the court may order the person that the Participant sued to pay these costs and fees.  If a Participant loses, the court may order the Participant to pay these costs and fees if it finds the Participant’s claim is frivolous.

(d)Assistance With Questions.  If a Participant has any questions about the Plan, the Participant should contact the Plan Administrator.  If a Participant has questions about this statement or about the Participant’s rights under ERISA, the Participant should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Participant Assistance and Communications, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210.  The Participant may obtain publications about the Participant’s rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.  A Participant may also access the Employee Benefits Security Administration’s website at www.dol.gov/ebsa.
24.Type of Plan.  This Plan is a severance pay Plan.

25.Plan Sponsor.  The sponsor of this Plan is Butterfly Network, Inc. (referred to in this Plan as the “Company”).  The Plan sponsor’s address is:

Butterfly Network, Inc.

530 Old Whitfield Street

Guilford, CT 06437

Attention:  Chief Human Resources Officer

Phone: (203) 689-5650

26.Agent for Legal Process.  A Participant or beneficiary may serve legal process on the Plan Administrator, c/o:

Butterfly Network, Inc.

530 Old Whitfield Street

Guilford, CT 06437

Attention: Chief Human Resources Officer

27.Plan Year.  The Plan Year is the calendar year.

28.Identification Number.  The Plan’s number for purposes of discussion with a federal government agency is [●].  The Company's Employer Identification Number is 84-4618156.

29.Summary Plan Description.  This Plan constitutes both the governing document and the summary plan description for the Plan.

30.Governing Law.  This Plan and the rights of all persons under this Plan shall be construed in accordance with and under applicable provisions of ERISA, and the regulations thereunder, and the laws of the State of Delaware (without regard to conflict of law provisions) to the extent not preempted by federal law.

EXHIBIT A

MULTIPLIERS

Title/Role of Participant	Normal Multiplier	CIC Multiplier
Executive Vice President (EVP) who report directly to the CEO	1.0	1.0
Executive Officers and Senior Vice Presidents who report directly to the CEO and would be deemed Eligible Employees, other than any EVP, and other than the Chief Operating Officer, the Chief Financial Officer and the Chief Business Development Officer and Strategy Officer employed by the Company as of the Effective Date of this Plan.	.75	1.0

EXHIBIT B

BUTTERFLY NETWORK, INC.
FORM SEPARATION AGREEMENT

[●]

[Name]

[Address 1]

[Address 2]

Re: Separation Agreement

Dear [●]:

The purpose of this letter agreement (this “Agreement”) is to set forth the terms of your separation from Butterfly Network, Inc. (“Company”). Payment of the Separation Benefits described below is contingent on your agreement to and compliance with the terms of this Agreement.  This Agreement shall become effective on the Effective Date (as defined below).

1.	Separation of Employment. Your employment with Company will end on [●] (the “Separation Date”). You further acknowledge and agree that from and after the Separation Date, you will not represent yourself as an employee or agent of Company. As of the Separation Date, you shall have been deemed to have resigned from each and every office, position or responsibility in which you served for Company and each of its affiliates, subsidiaries or divisions.

2.	Separation Benefits. In exchange for the promises and release of claims contained herein, the Company shall provide you with the separation benefits set forth in Section [●] of the Butterfly Network, Inc. Executive Severance Plan (the “Severance Plan”): [All separation benefits payable under Section 4 or 5 of the Severance Plan (as applicable) to be set out clearly in this separation document at the time execution]

(a)	[●]

(b)	[●]; and

(c)	[●].

3.	Unemployment Benefits. By virtue of your separation of employment, you shall be entitled to apply for unemployment benefits. The determination of your eligibility for such benefits (and the amount of benefits to which you may be entitled) shall be made by the appropriate state agency pursuant to applicable state law. Company agrees that it shall not contest any claim for unemployment benefits by you. Company, of course, shall not be required to falsify any information.

4.	Return of Property, Confidentiality, Non-Disparagement, and Related Matters. You expressly acknowledge and agree to the following:

(a)	You have returned to Company all documents (and any copies, duplicates, or replicas thereof), and property, including, without limitation, any laptop computer that was provided to you by Company or any of its affiliates, Company’s and their respective divisions, affiliates, parents, subsidiaries and related entities, and all of its and their owners, shareholders, partners, directors, officers, employees, trustees, agents, successors and assigns (collectively, the “Company Affiliates”) during your employment with the Company, and that you will abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of Company’s and the Company Affiliates’ trade secrets and/or confidential and proprietary documents and information.

(b)	In the event that you receive an order, subpoena, request, or demand for disclosure of Company’s or a Company Affiliate’s trade secrets and/or confidential and proprietary documents and information from any court or governmental agency, or from a party to any litigation or administrative proceeding, you shall as soon as reasonably possible and prior to disclosure notify Company of the same, in order to provide Company with the opportunity to assert its or a Company Affiliate’s respective interests in addressing or opposing such order, subpoena, request, or demand.

(c)	You agree that all information relating in any way to this Agreement, including the terms and amount of financial consideration provided for in this Agreement, shall be held confidential by you and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity or government agency (except as mandated by state or federal law).

(d)	You previously executed a Non-Competition, Confidentiality and Intellectual Property Agreement dated [●] (the “Confidentiality Agreement”). The Confidentiality Agreement remains in full force and effect and survives the termination of your employment with the Company in accordance with its terms. You will honor and abide by the terms and provisions of the Confidentiality Agreement.

(e)	You will not make any statements that are disparaging about, or adverse to, the interests or business of Company or any Company Affiliate (including their respective officers, directors, employees, and direct or indirect shareholders) including, without limitation, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of Company or any Company Affiliate (including its officers, directors, employees, and direct or indirect shareholders). The Company will instruct its directors and its named executive officers to not make any statements that are disparaging about you, or adverse to, your interests or your business. This restriction will not restrict your ability, the ability of the Company or the ability of any of the Company’s directors or named executive officers to testify truthfully under oath pursuant to subpoena or other legal process.

(f)	Your breach of any of the foregoing covenants by you shall constitute a material breach of this Agreement and shall relieve Company of any further obligations hereunder and, in addition to any other legal or equitable remedy available to Company, shall entitle Company to recover any Separation Benefits already paid or provided to you pursuant to this Agreement and result in the immediate forfeiture and termination of any vested Company options.

5.	Your Release of Claims.

(a)

You hereby agree and acknowledge that by signing this Agreement and accepting the Separation Benefits, and for other good and valuable consideration provided for in this Agreement, you are waiving and releasing your right to assert any form of legal claim against Company and each of its affiliates, parents, subsidiaries and related entities and all of the foregoing entities’ owners, shareholders, partners, directors, officers, employees, trustees, agents, successors and assigns (the “Company Parties”) whatsoever for any alleged action, inaction or circumstance existing or arising from the beginning of time through the Effective Date.  Your waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against Company or any of the Company Parties seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against Company or any Company Party, for any alleged action, inaction or circumstance existing or arising through the Effective Date. Without limiting the generality of the foregoing, you specifically waive and release Company and the Company Parties from any waivable claim arising from or related to your employment relationship with Company through the Effective Date including, without limitation:

(i)

Claims under the laws of Delaware, New York, Connecticut or any other state in which the Company operates its business or federal discrimination, fair employment practices, or other employment related statute, regulation or executive order (as amended through the Effective Date), including but not limited to the Age Discrimination in Employment Act and Older Workers Benefit Protection Act (29 U.S.C. § 621 et seq.), the Civil Rights Acts of 1866 and 1871 and Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991 (42 U.S.C. § 2000e et seq.), the Equal Pay Act (29 U.S.C. § 201 et seq.), the Genetic Information Non-Discrimination Act (42 U.S.C. §2000ff et seq.), the Uniformed Services Employment and Reemployment Rights Act of 1994 (38 U.S.C. § 4301 et seq.), the Equal Pay Act (29 U.S.C. § 201 et seq.), the Lily Ledbetter Fair Pay Act, the Americans with Disabilities Act of 1990 (42 U.S.C. § 12101 et seq.), the Rehabilitation Act of 1973, and any similar or other federal, state or local statute governing the rights of employees.

(ii)

Claims under the laws of Delaware, New York, Connecticut or any other state in which the Company operates its business or federal employment related statute, regulation or executive order (as amended through the Effective Date) relating to wages, hours or any other terms and conditions of employment, including but not limited to the Fair Labor Standards Act (29 U.S.C. § 201 et seq.), the National Labor Relations Act (29 U.S.C. § 151 et seq.), the Family and Medical Leave Act (29 U.S.C. §2601 et seq.), the Employee Retirement Income Security Act of 1974 (29 U.S.C. § 1000 et seq.), COBRA (29 U.S.C. § 1161 et seq.), the Worker Adjustment and Retraining Notification Act (29 U.S.C. § 2101 et seq.), and any similar or other federal, state or local statute, and specifically including Claims related to salary, overtime, commissions, vacation pay, holiday pay, sick leave pay, dismissal pay, bonus pay, severance pay, or retaliation.

(iii)	Claims under the laws of Delaware, New York, Connecticut or any other state in which the Company operates its business or federal common law theory, including, without limitation, wrongful discharge, breach of express or implied contract, breach of the implied covenant of good faith and fair dealing, privacy violations, invasion of privacy, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, wrongful termination in violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, fraudulent inducement, misrepresentation, deceit, fraud or negligence, rehire or reemployment rights or any claim to attorneys’ fees under any applicable statute or common law theory of recovery.

(v)

Claims under any Company employment, compensation, bonus, benefit, stock option, incentive compensation, restricted stock, and/or equity plan, program, policy, practice or agreement, including, without limitation, any equity award or plan, or employment agreement, including the Employment Agreement, other than as such rights have been specifically preserved under this Agreement; or

(vii)	Any other Claim arising under other local, state or federal law.
(b)	Notwithstanding the foregoing, this Section 5 does not:

(i)	Release Company or any Company Party from any obligation expressly set forth in this Agreement.

(ii)	Waive or release any legal claims which you may not waive or release by law, including obligations under workers’ compensation laws.

(iii)

Prohibit you from (i) filing a charge with, or participating in or assisting with an investigation or proceeding conducted by, any governmental, regulatory and/or administrative entity or agency (including any state or federal healthcare agencies, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the New York State Division of Human Rights, New York City Commission on Human Rights, and/or OSHA); (ii) filing and, including as provided for under Section 21F of the Securities Exchange Act of 1934 (and Regulation 21F thereunder), maintaining the confidentiality of, a claim with a governmental, regulatory and/or administrative entity or agency that is responsible for enforcing a law; or (iii) providing truthful information to a governmental, regulatory and/or administrative entity or agency, law enforcement, or court, in response to compulsory legal process or as otherwise required by law or legal process or as permitted by Section 21F of the Securities Exchange Act of 1934 (or Regulation 21F thereunder); provided, however, you waive the right to recover any personal damages or other personal relief based on any claim, cause of action, demand, lawsuit or similar that is waived pursuant to this Agreement and brought by you or on your behalf by any third party, including as a member of any class or collective action, except that you do not waive any right to receive and fully retain any monetary award from a government-administered whistleblower award program for providing information to a government agency, including but not limited to damages or relief that may be available to you pursuant to such a program under the Securities Exchange Act of 1934.

(c)	You further understand and expressly agree that this Agreement extends to all claims of every nature and kind, known or unknown, suspected or unsuspected, past, present, or future, arising from or attributable to any conduct of Company or any Company Party, whether set forth in any pleading or demand referred to in this Agreement or not. You acknowledge that you may later discover facts in addition to or different from those which you now believe to be true with respect to the matters released in this Agreement.  You, however, agree that you have taken that possibility into account in reaching this Agreement, and that the release in this Agreement will remain in effect as a full and complete release notwithstanding the discovery or existence of additional or different facts.

(d)	You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the Separation Benefits provided to you under the terms of this Agreement.

6.	Reference Requests. To the extent Company receives any reference request for you from a prospective employer, Company shall only provide dates of employment and last position held, and shall not otherwise characterize or discuss the nature of or circumstances surrounding your separation from employment from Company.

7.	Modification; Waiver; Severability. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. The failure of Company to seek enforcement of any provision of this Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or of Company’s right to seek enforcement of such provision in the future. The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.

8.	Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) sent by overnight courier, or (iii) sent by registered mail, return receipt requested, postage prepaid.

If to the Company:Butterfly Network, Inc.

530 Old Whitfield Street

Guilford, CT 06437

Attn: Legal Dept

Phone: 203-689-5650

If to the employee:[Name]

[Address]

All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iii) if sent by registered mail, on the fifth business day following the day such mailing is made.

9.	Choice of Law. This Agreement shall be deemed to have been made in Delaware and shall be governed by and construed in accordance with the laws of Delaware without giving effect to conflict of law principles.

10.	Dispute Resolution.

(a)	All disputes between the Company and you arising under or related to this Agreement or the parties’ obligations under this Agreement will be resolved by final and binding arbitration to the fullest extent authorized by the Federal Arbitration Act, 9 U.S.C. Title 9.
(b)	The arbitration will be conducted in accordance with the then existing JAMS Employment Arbitration Rules & Procedures, as amended (“JAMS Employment Rules”). All arbitration proceedings will be conducted at the JAMS office located nearest to the place where you last worked for the Company, unless each party agrees in writing otherwise.
(c)	All disputes or claims subject to arbitration will be decided by a single arbitrator. The arbitrator will be selected by mutual agreement of the Parties within thirty (30) days of the effective date of the notice initiating the arbitration. If the Parties cannot agree on an arbitrator, then the complaining party will notify JAMS and request selection of an arbitrator in accordance with the JAMS Employment Rules. The arbitrator will issue a decision or award in writing, stating the essential findings of fact and conclusions of law. The arbitrator will have only such authority to award equitable relief, damages, costs, and fees as a court would have for the particular claim(s) asserted and any action of the arbitrator in contravention of this limitation may be the subject of court appeal by the aggrieved party. All aspects of the arbitrator’s ruling will be final, except that the parties presently agree to the JAMS Optional Appeal Procedures, that those procedures are applicable to the arbitration and the arbitrator’s ruling, and that the Parties will execute all applicable documents required to make the JAMS Optional Appeal Procedures effective. The Company will pay the fees and costs of JAMS and the arbitrator.
(d)	Notwithstanding the foregoing, if you breach or threaten to breach your obligations under this Agreement or the Confidentiality Agreement, pending arbitration under this Section, the Company is entitled to seek temporary and preliminary injunctive relief before a Court without the need to post a bond.
(e)	The Company and you each consent to jurisdiction in the United States District Court for the District of Delaware, or if that court is unable to exercise jurisdiction for any reason, the state courts of Delaware sitting in New Castle County to compel arbitration under this Agreement, to enforce any award issued by the arbitrator or to seek temporary or preliminary injunctive relief to enjoin a breach of this Agreement pending arbitration. Each of the Company and you waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process and waives any objection to jurisdiction based on improper venue or improper jurisdiction.
(f)	BOTH THE COMPANY AND YOU HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE FEDERAL OR STATE LAW.
(g)	The Company and you each hereby irrevocably consents to the service of process in any lawsuit brought under this Agreement pursuant to the notice provisions set forth in Section 8 of this Agreement.
11.	Entire Agreement. You acknowledge and agree that, other than the Confidentiality Agreement, the Indemnification Agreement between you and the Company dated as of [date], [and include any other agreements in effect that survive termination, including any equity agreements] which are expressly incorporated herein by reference and stated as surviving the signing of this Agreement, this Agreement supersedes any and all prior or contemporaneous oral and written agreements between you and Company, and sets forth the entire agreement between you and Company.

12.	Tax Matters. Company will withhold required federal, state, and local taxes from any and all payments contemplated by this Agreement. Other than Company’s obligation and right to withhold, you will be responsible for any and all taxes, interest, and penalties that may be imposed with respect to the payments contemplated by this Agreement (including, but not limited to, those imposed under Section 409A of the Code (as defined below)). It is intended that payments and benefits made or provided to you under this Agreement shall comply with Section 409A of the Internal Revenue Code of 1986 (as amended) (the “Code”) or an exemption to Section 409A of the Code. You acknowledge and agree, however, that the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including, without limitation, to consequences related to Section 409A of the Code. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for short-term deferral amounts, the separation pay exception or any other exception or exclusion under Section 409A of the Code.

13.	Knowing and Voluntary Agreement. By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand the terms and effects of this Agreement, that your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

14.	[ADEA Waiver. You understand and agrees that with respect to any possible claim arising under the Age Discrimination in Employment Act of 1967 (“ADEA”) you:
a.	Have had the opportunity to consider this Agreement for a full twenty-one (21)/forty-five (45) calendar days before executing it (the “Review Period”), and if signing this Agreement before the end of the Review Period, you have voluntarily waived the remainder of the Review Period.
b.	Have carefully read and fully understands all of the provisions of this Agreement.
c.	Are, through this Agreement, releasing Company and all of the Company Parties from any and all claims you may have against them.
d.	Knowingly and voluntarily agree to all of the terms set forth in this Agreement.
e.	Knowingly and voluntarily intend to be legally bound by the terms of this Agreement.
f.	Were advised and hereby are advised in writing to consider the terms of this Agreement and to consult with an attorney of your choice prior to executing this Agreement.
g.	Understand that rights or claims under the ADEA that may arise due to acts or omissions that occur after the Effective Date are not waived.
h.	Understand that you have a period of seven (7) calendar days after the date that you sign this Agreement to revoke your acceptance of the terms of this Agreement by actually completing delivery of (not merely dispatching) a written notification by e-mail to [●]. ]

15.	Execution and Delivery. Delivery of this Agreement by you to Company shall be effective provided it is made no earlier than the Separation Date and no later than [Insert Date 21/45 Days After Notice]. The executed Agreement should be delivered to Company by scanning and then e-mailing it to [●]. You understand that you have seven (7) calendar days from the date you sign this Agreement to revoke your consent to this Agreement. Any such revocation must be in writing and timely delivered by e-mail to the email address directly above. If you revoke this Agreement, all of its provisions shall be void and unenforceable. This Agreement shall become effective on the eighth day after you sign it, so long as you have not exercised your right to revoke it (such date, the “Effective Date”).

This Agreement may be signed on one or more copies, each of which when signed shall be deemed to be an original, and all of which together shall constitute one and the same Agreement.  If the foregoing correctly sets forth our understanding, please sign, date and return the enclosed copy of this Agreement in accordance with Section 15 above.

Sincerely,

BUTTERFLY NETWORK, INC.

By:

Date:

Agreed and Acknowledged:

[Name]

Date:

114527507v.4